Exhibit 99.1

Altimmune Announces Second Quarter 2017 Financial Results and Provides

Corporate Update

Completed merger with PharmAthene, began trading on NASDAQ as Altimmune, Inc. (ALT)

Remains on track to initiate Phase 2 trial in NasoVAX in Third Quarter

HepTcell Phase 1 clinical trial ongoing in the UK and South Korea, top-line data expected in Fourth Quarter

Conference call and webcast at 8:30 a.m. Eastern time

GAITHERSBURG, MD, August 10, 2017 — Altimmune, Inc. (Nasdaq: ALT), a clinical-stage immunotherapeutics company, today announced financial results for the three- and six-months months ended June 30, 2017.

“The completion of the merger with PharmAthene is an exciting step in the evolution of Altimmune as we become a public company,” said Bill Enright, Chief Executive Officer of Altimmune. “We have an active and developing pipeline of immunotherapies that we expect will add shareholder value as we execute our clinical strategies through the balance 2017 and 2018. With $8.4 million in cash at the end of the second quarter, combined with committed financing, expected tax refunds and revenue from our two government-sponsored contracts for the SparVax-L™ and NasoShield™ programs, we expect to have sufficient resources to fund our current and planned development programs through key clinical milestones and 2Q 2018.”

Recent Corporate Highlights

•	Completed the merger with PharmAthene, Inc. to create a fully-integrated and diversified immunotherapeutics company with four clinical-stage assets:

•	NasoVAX™: an intranasally administered, single-dose, recombinant influenza vaccine with interesting early and broad protection demonstrated in preclinical studies and promising Phase 1 data. A Phase 2 trial is expected to commence during 3Q-2017 with initial data expected in 1Q-2018.

•	HepTcell™: an immunotherapeutic with a potential cure for chronic hepatitis B. Initial clinical data from an ongoing Phase 1 data are currently expected in 4Q-2017.

•	SparVax-L: a lyophilized anthrax vaccine (NIAID funded through August 2018). A bridging study in the gold standard pre-clinical model is anticipated to begin during the 2H-2017, with topline data anticipated in the 1H-2018.

•	NasoShield: a next-generation intranasal, single-dose, first-in-class anthrax vaccine (BARDA funded through 2021). A Phase 1 trial is expected to begin during the 1Q-2018, with topline data anticipated in the 2Q-2018.

•	Promoted Sybil Tasker, M.D., FACP, FIDSA to the position of Chief Medical Officer

•	Dr. Tasker has expertise in the treatment of infectious diseases and experience developing novel vaccine candidates. She is responsible for overseeing all of Altimmune’s clinical research and development programs.

Financial Results for the three- and six-months ended June 30, 2017

•	Revenue and grants and contracts for the three- and six-months ended June 30, 2017 were $3.0 million and $3.3 million, respectively, compared to $0.8 million and $1.3 million for the comparable periods in 2016. The increases were due to a new contract with BARDA signed in July 2016. Research grants and contracts for the three-months ended June 30, 2017 also included $0.4 million revenue from a contract with NIAID that was acquired in the mergers with PharmAthene.

•	Research and development expenses were $5.3 million and $8.0 million for the three- and six-months ended June 30, 2017, respectively, as compared to $1.4 million and $2.4 million for same periods in 2016. The increase in research and development expenses was the combined result of the addition of research and development costs for the SparVax-L asset acquired in the mergers with PharmAthene; an increase in spending on the development of the NasoShield product on behalf of BARDA; an increase in HepTcell development and Phase 1 trial costs incurred during the three and six months ended June 30, 2017, respectively; and increases in manufacturing costs in preparation for the NasoVAX Phase 2 trial during the three- and six-months ended June 30, 2017, respectively.

•	General and administrative expenses were $1.8 million and $3.8 million, for the three- and six-months ended June 30, 2017, respectively, as compared with $1.0 million and $2.0 million, in the same periods in 2016. The increase was the combined result of the addition of expenses from the mergers with PharmAthene during the three-months ended June 30, 2017, an increase in legal and professional costs, primarily as a result of the mergers, partially offset by a decrease in other costs during those periods.

•	Net loss attributable to common stockholders for the three- and six-months ended June 30, 2017 was $3.2 million and $7.9 million, respectively, compared with $1.7 million and $3.4 million in the same periods in 2016.

•	Net loss per share attributed to common stockholders for the three- and six-months ended June 30, 2017 was ($0.26) and ($0.82), respectively, compared with ($0.25) and ($0.49) in the same periods of 2016.

•	At June 30, 2017, the Company had cash and cash equivalents of approximately $8.4 million.

Conference Call Details

Date:	Thursday, August 10
Time:	8:30 a.m. Eastern Time
Domestic:	888-599-8667
International:	719-325-4817
Conference ID:	8401203
Webcast:	http://public.viavid.com/index.php?id=125554
Replays will be available through August 24th:

Domestic:	844-512-2921
International:	412-317-6671
Replay PIN:	8401203

About Altimmune

Altimmune is a clinical-stage immunotherapeutics company focused on the development of products to stimulate robust and durable immune responses for the prevention and treatment of disease and on the development of two next-generation anthrax vaccines that are intended to improve protection and safety while having favorable dosage and storage requirements compared to other anthrax vaccines. The company has two proprietary platform technologies, RespirVec and Densigen, each of which has been shown to activate the immune system in distinctly different ways than traditional vaccines.

Forward-Looking Statement

Any statements made in this press release relating to future financial or business performance, conditions, plans, prospects, trends, or strategies and other financial and business matters, including without limitation, the prospects for commercializing or selling any product or drug candidates, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to Altimmune, Inc. (the “Company”) may identify forward-looking statements. The Company cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time. Important factors that may cause actual results to differ materially from the results discussed in the forward looking statements or historical experience include risks and uncertainties, including risks relating to: realizing the benefits of the merger between Altimmune, Inc. and PharmAthene, Inc.; clinical trials and the commercialization of proposed product candidates (such as marketing, regulatory, product liability, supply, competition, dependence on third parties and other risks); the regulatory approval process; dependence on intellectual property; the Company’s BARDA contract and other government programs, reimbursement and regulation; and the lack of financial resources and access to capital to fund proposed operations. Further information on the factors and risks that could affect the Company’s business, financial conditions and results of operations are contained in the Company’s filings with the U.S. Securities and Exchange Commission, including under the heading “Risk Factors” in the Form 10-K filed March 14, 2017 and in the Form S-4/A filed on March 31, 2017, which are available at www.sec.gov.

Altimmune Contacts

Bill Enright

President and CEO

Phone: 240-654-1450

Email: enright@altimmune.com

Matthew Duffy

Investor Relations

Phone: 212-915-0685

Email: matthew@lifesciadvisors.com

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
License revenue	$4,938	$158,465	$9,876	$163,403
Research grants and contracts	3,033,035	587,502	3,327,668	1,087,473

Total revenue and grants and contracts	3,037,973	745,967	3,337,544	1,250,876

Operating expenses
Research and development	5,254,729	1,381,513	8,040,851	2,444,131
General and administrative	1,794,509	966,641	3,825,026	2,011,797

Total operating expenses	7,049,238	2,348,154	11,865,877	4,455,928

Loss from operations	(4,011,265)	(1,602,187)	(8,528,333)	(3,205,052)

Other expense:
Interest expense	(97,156)	(9,618)	(157,759)	(19,248)
Interest income	4,166	845	4,166	845
Other income (expenses)	164	(6,110)	(947)	(6,471)

Total other expense, net	(92,826)	(14,883)	(154,540)	(24,874)

Net loss before income tax benefit	(4,104,091)	(1,617,070)	(8,682,873)	(3,229,926)
Income tax benefit	993,709	—	993,709	—

Net loss	(3,110,382)	(1,617,070)	(7,689,164)	(3,229,926)
Other comprehensive income (loss) – foreign currency translation adjustments	1,256,970	(2,614,220)	1,836,806	(3,804,294)

Total comprehensive loss	$(1,853,412)	$(4,231,290)	$(5,852,358)	$(7,034,220)

Net loss	$(3,110,382)	$(1,617,070)	$(7,689,164)	$(3,229,926)
Accumulated dividends on preferred stock prior to conversion to common stock	(44,713)	(87,123)	(163,069)	(143,014)

Net loss attributed to common stockholders	$(3,155,095)	$(1,704,193)	$(7,852,233)	$(3,372,940)

Weighted-average common shares outstanding, basic and diluted	12,245,701	6,911,189	9,596,423	6,911,189

Net loss per share attributed to common stockholders, basic and diluted	$(0.26)	$(0.25)	$(0.82)	$(0.49)